Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

January 17, 2018

Genocea Biosciences, Inc.
Cambridge Discovery Park
100 Acorn Park Drive, 5th Floor
Cambridge, MA 02140

Re:	Registration Statement on Form S-3 (File No. 333-203981)

Ladies and Gentlemen:
We have acted as counsel to Genocea Biosciences, Inc., a Delaware corporation (the “Company”) in connection with the issuance and sale of (i) up to 61,369,750 shares of the Company’s common stock, $0.001 par value (the “Common Stock”) and 63,004,750 Class A warrants (the "Warrants") to purchase 31,502,375 shares of Common Stock (the “Warrant Shares”) and (ii) up to 1,635 shares of the Company’s Series A convertible preferred stock, $0.001 par value (the “Preferred Stock”), convertible into 1,635,000 shares of Common Stock (the "Conversion Shares") pursuant to the above-referenced registration statement (the “Registration Statement”), the base prospectus dated May 14, 2015 (the “Base Prospectus”), the prospectus supplement related to the Common Stock and Warrants offering dated January 17, 2018 (the “Common Stock Prospectus”) and the prospectus supplement related to the Preferred Stock and Warrants offering, dated January 17, 2018 (the “Preferred Stock Prospectus” and together with the Base Prospectus and the Common Stock Prospectus, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Securities are being sold pursuant to two underwriting agreements, each dated the date hereof, among the Company and the underwriters named therein (the “Underwriting Agreements”).
In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.
The opinions expressed below are limited to the laws of the State of New York and the Delaware General Corporation Law.
Based upon and subject to the foregoing, we are of the opinion that the Common Stock and Preferred Stock have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreements against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable and, subject to the additional assumptions and qualifications set forth below, the Warrants, when the Warrants are executed and authenticated in accordance with their terms and delivered to and paid for by the Underwriters pursuant to the U

Genocea Biosciences, Inc.
	- 2 -	January 17, 2017

nderwriting Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision in the Warrants that requires or relates to adjustments to the exercise price at a price or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture. As of the date hereof, the Warrant Shares and the Conversion Shares have been duly authorized and reserved for issuance pursuant to the terms of the Warrants and the Certificate of Designation, as applicable and when issued and delivered upon exercise of the Warrants in accordance with the terms of the Warrants and upon conversion of the Preferred Stock in accordance with the Certificate of Designation, will be validly issued, fully paid and non-assessable.
In connection with the opinion expressed above, we have assumed that each party to the Warrants has been duly incorporated and is validly existing under the laws of the jurisdiction of its organization. In addition, we have assumed that the execution, delivery and performance by each party thereto of the Warrant (a) are within its corporate powers, (b) do not contravene or constitute a default under the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provisions of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent we have specifically opined as to such matters with respect to the Company.
We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
[Signature Page Follows]

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP

[Signature to Exhibit 5.1 Legal Opinion]